Exhibit 5.1

                      [Letterhead of Dewey Ballantine LLP]


                                          March 25, 1999


IKON Receivables, LLC
500 Silverside Road
Suite 28
Wilmington, DE  19809

            Re:  Lease-Backed Notes

Ladies and Gentlemen:

            We have acted as counsel to Lehman Brothers (the "Underwriter") in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Lease-Backed Notes (the "Offered Notes") which IKON Receivables, LLC (the "Issuer" or the "Registrant") plans to offer in series, each series to be issued under a separate assignment and servicing agreement or indenture (an "Indenture"), in substantially one of the forms incorporated by reference as Exhibits to the Registration Statement, among Issuer, a servicer to be identified in the prospectus supplement for such series of Notes (the "Servicer" for such series), and a trustee to be identified in the prospectus supplement for such series of Certificates (the "Trustee" for such series).

            We have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of Issuer and such other instruments and other certificates of public officials, officers and representatives of Issuer and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

            The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

            We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by Federal law or the laws of the State of New York. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

            Based upon the foregoing, we are of the opinion that:

            1. When, in respect of a series of Offered Notes, an Indenture has been duly authorized by all necessary action and duly executed and delivered by Issuer, the Servicer and the Trustee for such series, such Indenture will be a valid and legally binding obligation of the Issuer; and

            2. When an Indenture for a series of Offered Notes has been duly authorized by all necessary action and duly executed and delivered by Issuer, the Servicer and the Trustee for such series, and when the Offered Notes of such series have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and sold as contemplated in the Registration Statement and the prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Notes will be legally and validly issued, fully paid and nonassessable, and the holders of such Notes will be entitled to the benefits of such Indenture.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and in future related prospectus supplements under the heading "Legal Matters." In giving this opinion, we do not concede that we are experts within the meaning of the Act or the rules and regulations therewith, or that this consent is required by Section 7 of the Act.


            This opinion is furnished by us as counsel to the underwriter and is solely for the benefit of the addressees hereof. It may not be relied upon by any other person or for any other purpose without our prior written consent.

                                    Very truly yours,

                                    DEWEY BALLANTINE LLP